EXHIBIT 21.1

SUBSIDIARIES OF UNITY ONE CAPITAL INCORPORATED

Canadian Learning Systems Corporation, a corporation incorporated under the laws of the British Virgin Islands

Mega Pacific Capital Inc., a corporation incorporated under the laws of the state of Nevada